SECURITIES AND EXCHANGE COMMISSION

                          Washington, D. C. 20549


                                 FORM 8-K



                              CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)   January 2, 2003


        AMERICA'S SENIOR FINANCIAL SERVICES, INC.
	(Exact name of registrant as specified in its charter)

        Florida                         0-25803                65-0181535
(State or other jurisdiction            (Commission          (IRS Employer
 of incorporation)                       File No.)         Identification No.)


                 10800 Biscayne Blvd., Suite 500, Miami, FL 33161

Registrant's telephone number, including area code     (305) 751-3232


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

Exhibit 99. Press Release dated January 2, 2003 announcing Nelson Locke's appearance on CEOcast.


Item 9.  Regulation FD Disclosure.

On December 31, 2002 Registrant's Chief Executive Officer, Nelson Locke, was interviewed on CEOcast. Mr. Locke discussed registrant's growth, current results, and expectations for growth in the coming year. The interview can be heard at CEOcast company interview website at: http://www.ceocast.com.


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                AMERICA'S SENIOR FINANCIAL
                                                SERVICES, INC.



                                                By:   s/Nelson A. Locke
January 5, 2003                                 Nelson A. Locke
                                                Chairman



Thursday January 2nd, 2003

Jupiter, Florida

America's Senior (OTCBB-AMSE) CEO Nelson A. Locke featured on "CEOcast" discussing AMSE's results and future plans.

America's Senior announced this morning that its CEO Nelson Locke was interviewed by CEOcast. Mr. Locke discussed the Company's growth, its current results, and its expectations for growth in the coming year. The interview can be heard at CEOcast - Company Interview CEOcast's web address is www.CEOcast.com

Recently AMSE reported that preliminary review of November 2002 showed that results from actual loan operations were profitable and November's net income increased by 169% over the same period 2001. The Company also expects December 2002 results from operations to improve by at least $400,000 over the same period 2001. The Company has now resumed certain growth activities. Recent press releases have discussed a pending Florida based retail acquisition and a new multi-state "Branch Partners" platform. For more details,
 http://biz.yahoo.com/n/a/amse.ob.html

This release and the CEOcast Interview discussed above contain forward-looking statements including without limitation statements relating to the company's plans, expectations, intentions, and adequate resources. These statements are made pursuant to the "safe harbor provisions" of the Private Securities Litigation Reform Act of 1995. Please refer to the company's 10K-SB and 10Q filings for more disclosure about AMSE's results and the risks that could be associated with an investment in the company's common stock.
To contact Investor Relations, email the Company at info@americassenior.com

Visit the Company's web site at www.americassenior.com. To apply on line for residential mortgage product, visit www.jupiter-mortgage.com

10800 Biscayne Blvd - Suite 500
Miami, Florida 33161
Office (305) 751-3232
Fax Lines (305) 762-5548